UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 9, 2014 (January 8, 2014)

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ENDO HEALTH SOLUTIONS INC.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Atwater Drive, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code (484) 216-0000
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
During the fourth quarter of 2013, the Board of Directors of Endo Health Solutions Inc. (the "Registrant") approved a sale of the Registrant's HealthTronics segment, consistent with its previously announced plans. On January 9, 2014, the Registrant announced it had entered into a Stock Purchase Agreement (the "Agreement"), dated as of January 8, 2014, with HT Intermediate Company, LLC (the "Buyer") to sell all of the issued and outstanding shares of common stock of HealthTronics, Inc. (the "HealthTronics Business") to the Buyer. The HealthTronics Business includes the following business lines: lithotripsy services, prostate treatment services, medical products manufacturing, sales and maintenance and IT solutions.
Under the terms of the Agreement, the Buyer will make an upfront cash payment of $85 million to the Registrant, subject to certain cash and working capital adjustments as described in the Agreement, and the Registrant will deliver all of the issued and outstanding shares of common stock of HealthTronics, Inc. to the Buyer. The Agreement further stipulates that, upon the closing of the sale, the HealthTronics Business shall have no less than $10 million of cash, as defined in the Agreement. Subsequent to the closing of the sale, the Buyer could also be required to make additional payments to the Registrant of up to $45 million based on the future operating results of the HealthTronics Business. Subject to certain limitations, should the Buyer sell or agree to sell all or a material portion of the HealthTronics IT solutions business to a third party within the first 18 months after the closing of the sale of the HealthTronics Business, the Buyer could also be responsible to make additional payments to the Registrant of up to $10 million.
In the Agreement, the Registrant and the Buyer have made certain customary representations and warranties and have agreed to certain customary covenants, including, but not limited to, certain business conduct restrictions with respect to the HealthTronics Business and certain limited covenants not to compete, not to solicit and non-disparagement.
The Agreement provides that the Registrant and the Buyer will indemnify each other for losses arising from certain breaches of the Agreement and for certain other matters.
The transaction is expected to close in the first quarter of 2014, pending customary regulatory approvals and satisfaction of certain other customary closing conditions. The Registrant and the Buyer have agreed to enter into a related transition services agreement at closing.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement itself. A copy of the Agreement will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2013, expected to be filed no later than March 1, 2014. A copy of the press release announcing the transaction is furnished herewith and attached as Exhibit 99.1.
Item 2.06.    Material Impairments.
As previously disclosed, during the third quarter of 2013, the Registrant determined that a sale of the HealthTronics Business was more-likely-than-not to occur over the next twelve months. Accordingly, we initiated an interim goodwill impairment analysis of the HealthTronics reporting units' goodwill balances as of September 30, 2013 and recorded a combined estimated goodwill impairment charge of $38.0 million in the Condensed Consolidated Statements of Operations, representing the difference between the estimated implied fair value of the HealthTronics reporting units' goodwill and their respective net book values.
During the fourth quarter of 2013, the Company triggered the criteria for treating the HealthTronics Business as held-for-sale under ASC 360, Property, Plant and Equipment. Accordingly, we are required to measure the net assets of the HealthTronics segment at the lower of their carrying amount or fair value less cost to sell. As a result of the Registrant's entrance into the Agreement described above, the Registrant expects to record additional non-cash, pre-tax impairment charges of approximately $110 million in the fourth quarter of 2013, equal to the expected loss on sale. The impairment is expected to be charged against long-lived assets, including goodwill and other intangible assets.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press Release of the Registrant, dated January 9, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO HEALTH SOLUTIONS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary
Dated: January 9, 2014

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release of the Registrant, dated January 9, 2014